EXHIBIT 99.1

PRESS RELEASE

NETGURU INC. COMMENTS ON STOCK ACTIVITY
Friday March 24, 8:21 pm ET


ESTIMATES FISCAL FOURTH-QUARTER REVENUES, CASH POSITION

YORBA LINDA, Calif.--(BUSINESS WIRE)--March 24, 2006--netGuru, Inc. (Company) (Nasdaq: NGRU - News) commented that it knows of no reason for recent trading activity in its common shares, nor is it aware of any reason for apparently speculative buying associated with unusual trading volume. netGuru stated there have been no material developments in its business that have not been publicly disclosed.

Furthermore, the Company estimates fiscal fourth-quarter revenues will be in a range of approximately $850,000 to $950,000 and expects its cash position will be approximately $3.5 million at the end of the quarter on March 31, 2006. Of that expected cash position, $1.1 million is being held as a contractual reserve in association with the sale of the REI division in November 2005, and an additional $500,000 is being held for other operational commitments, with approximately $1.9 million remaining to fund ongoing operations and expected losses in subsequent quarters. The Company stated that these estimates are unaudited and preliminary, and actual results may differ from the estimates.

Final results for fourth quarter and fiscal-year ended March 31, 2006, are expected to be released in June 2006. On or before the release of those results, management will provide an update on the board of directors and management's ongoing discussions and evaluations of strategic alternatives for the Company's remaining operations.


About netGuru

netGuru is an engineering services company offering engineering business process outsourcing (EBPO) services for the architecture, engineering, and construction (A/E/C) industry; document/project collaboration software/solutions for A/E/C companies, enterprise software providers, software integrators, and other businesses engaged in document/project-centric operations; and technical services and support. netGuru offices are located in the United States, Europe, and India. For more information, please visit www.netguru.com.


Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

With the exception of historical or factual information, the matters discussed in this press release, including without limitation, estimated and approximate financial results, cash management strategy, and discussions and evaluations regarding future divestitures or strategic transactions, are forward-looking statements that involve risks and uncertainties. Actual future results may differ. Factors that could cause or contribute to such differences in results include, but are not limited to, the Board's ability to negotiate and consummate any divestiture or other strategic transaction, and netGuru's ability to conserve resources and implement further reductions in ongoing expenses, and other factors discussed in the "Risk Factors" Section of netGuru's Form 10-KSB for the fiscal year ended March 31, 2005, and other filings made with the U.S. Securities and Exchange Commission.


CONTACT:
netGuru, Inc.
Bruce Nelson, Chief Financial Officer, 714-974-2500 x5215 or
Silverman Heller Associates
Dan Matsui/Gene Heller, 310-208-2550